UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 5, 2004

                              INNOVO GROUP INC.
           (Exact name of registrant as specified in charter)

     Delaware                       0-18926              11-2928178
(State or other jurisdiction  (Commission File No.)    (IRS Employer
      of incorporation)                            Identification No.)

      5804 East Slauson Ave.,  Commerce, California   90040
      -----------------------------------------------------
      (Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code:  (323) 725-5516

                               No Change
                               ---------
 (Former name or former address, if changed since last filing)

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Item 5.  Other Events and Required FD Disclosure

On March 8, 2004, the Registrant issued the press release attached hereto as Exhibit 99 and incorporated herein by reference.

Item 7.  Exhibits

(c)  Exhibits

     Exhibit
     Number         Description

     Exhibit 99     Press Release dated March 8, 2004

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                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                           INNOVO GROUP INC.
                           (Registrant)

Date:  March 8, 2004       By:  /s/ Samuel J. Furrow, Jr.
                              ---------------------------
                              Samuel J. Furrow, Jr.
                              Chief Executive Officer and Director
                              (Principal Executive Officer)


                        Exhibit Index

Exhibit
Number    Description

Exhibit 99     Press Release dated March 8, 2004


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                                                  Exhibit 99

[INNOVO GROUP INC. LOGO]

FOR IMMEDIATE RELEASE

    Innovo Group Stockholders Approve Proposal at Special
                           Meeting

LOS  ANGELES,  March 8, 2004 -- Innovo Group  Inc.  (NASDAQ:
INNO) announced today at a special meeting held on Friday, March 5, 2004 the Company's shareholders approved the conversion of $12.5 million in outstanding principal amount of the Company's long-term debt associated with the Blue Concepts acquisition, which is discussed in more detail below, into a maximum of 4,166,667 shares of Company common stock.

On July 17, 2003, the Company acquired substantially all of the assets of the Blue Concept Division of Azteca Production International, Inc. ("Azteca"), Hubert Guez and Paul Guez, two of the Company's substantial stockholders, primarily relating to the design, manufacture and wholesaling of denim apparel, for $21.8 million. As payment for the acquisition, the Company issued a promissory note to Azteca for $21.8 million that is partially convertible into shares of Company common stock.

Based on the stockholder's approval on March 5, 2004, $12.5 million of the outstanding principal amount of the note issued to Azteca will automatically convert into 3,125,000 shares  of  Company common stock.  Pursuant  to  the  note's conversion provisions, the exact amount of the note to be converted is determined by multiplying the 3,125,000 shares to be issued by the greater of (i) the closing stock price on the day immediately preceding the special meeting, or
(ii) $4.00. On March 4, 2004, the day preceding the special meeting, the closing stock price of the Company's stock was $2.69. As a result, the conversion price per share is $4.00. In no event, however, shall more than $12.5 million in principal amount of the note be converted. Up to
1,041,667 additional shares may be issued upon the occurrence of certain future contingencies relating to the Company's stock price for the thirty (30)-day period ending March 6, 2005.

The voting results of the special meeting held on March 5, 2004 are as follows:

  *  A  total of 16,698,574 shares  of  company common stock
     were  represented at       the meeting, which reflected
     approximately 65% of the total shares outstanding of 25,784,850 as of the February 4, 2004 record date.
  * The note conversion proposal received 16,513,716 favorable votes, or approximately 64% of the votes represented at the special meeting.

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"We   are  pleased  to  have  obtained  the  approval   from
stockholders  on  this  proposal.    As  a  result  of   the
conversion of a portion of the note into common stock, the Company's balance sheet will be strengthened and substantial monthly interest payments that we have been paying pursuant to the terms of the promissory note will be greatly reduced," commented Jay Furrow, Innovo Group CEO. "We have been pleased with the performance of the Blue Concepts division and look forward to growing and expanding the business as we move forward."

About Innovo Group Inc.

Innovo Group Inc. through its subsidiaries Innovo Inc., Innovo Azteca Apparel, Inc. and Joe's Jeans, is a sales and marketing organization designing and selling craft, apparel and accessory products to the retail and premium markets. The Company's craft products include canvas and denim tote bags and aprons. The Company's apparel products consist of knit shirts and women's high-end denim jeans and knit shirts featuring the Joe's brand. The Company's accessory product line is comprised of such products as licensed and non-licensed backpacks, tote bags, waist packs and handbags. The Company currently produces products under licensing agreements for the Bongor, Fetish, Shagor and Hot Wheelsr marks. More information is available at the company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "believe," "estimate, "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, successful implementation of its strategic plan, the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company, the ability to obtain new financing from other financing sources, the ability to generate positive cash flow from operations and asset sales, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and
Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group, Inc.
Marc Crossman, 323-725-5572

Investor Relations Network
Tom Gavin, 909-279-8884

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